Exhibit 8.2

K & L Gates LLP

K & L Gates Center

210 Sixth Avenue

Pittsburgh, PA 15222

February 1, 2013

Spartech Corporation

120 South Central Avenue

Suite 1700

Clayton, Missouri 63105

Ladies and Gentlemen:

We have acted as tax counsel for Spartech Corporation, a Delaware corporation (“Spartech”), in connection with: (i) the proposed merger (the “Merger”) of 2012 RedHawk, Inc. a Delaware corporation (“Merger Sub”), all of whose outstanding stock is owned by PolyOne Corporation, an Ohio corporation (“PolyOne”), with and into Spartech, followed by (ii) the merger (the “Subsequent Merger,” together with the Merger, the “Mergers”) of Spartech with and into 2012 RedHawk, LLC, a Delaware limited liability company (“Merger LLC”) wholly owned by PolyOne, with the Merger and the Subsequent Merger executed pursuant to the Agreement and Plan of Merger dated as of October 23, 2012 (the “Agreement”) among PolyOne, Spartech, Merger Sub, and Merger LLC. The Mergers are described in the registration statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission, which includes the proxy statement/prospectus of PolyOne and Spartech filed December 17, 2012, as amended. In the Merger, each share of Spartech Common Stock outstanding, other than shares owned by PolyOne, Merger Sub, Merger LLC, or any direct or indirect wholly owned subsidiary of PolyOne or Spartech, and other than shares with respect to which appraisal rights have been validly exercised, will be converted into the right to receive $2.67 in cash and 0.3167 of a PolyOne share of stock as provided in the Agreement. Any shares of Spartech Common Stock owned by PolyOne, Merger Sub, Merger LLC, or any direct or indirect wholly owned subsidiary of PolyOne or Spartech will be cancelled in the Merger for no consideration. Additionally, cash will be provided in lieu of the acquisition of fractional shares of Spartech stock.

You have requested our opinion concerning certain United States federal income tax consequences of the Mergers. For purposes of our opinion, we have reviewed (without any independent investigation) the Agreement, the Registration Statement, and such other documents and corporate records, and have considered such matters of law, as we have deemed necessary or appropriate. In addition, we have assumed that: (i) the Mergers will be consummated in accordance with the terms of the Agreement without breach or waiver of any material provision thereof and in the manner contemplated by the Registration Statement, (ii) the Registration Statement is accurate and complete in all material respects, and (iii) the representations, covenants, and undertakings by PolyOne and Spartech in their respective letters to us, among others, each dated the date hereof and delivered to us for purposes of this opinion, are true, correct, complete, and will be complied with. We have also assumed the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have further assumed the accuracy of any representation or statement made “to the knowledge of” or similarly qualified without such qualification. If any of the foregoing assumptions is untrue for any reason, our opinion may be adversely affected.

Spartech Corporation

February 1, 2013

Our opinion is based on the current provisions of the Internal Revenue Code of 1986, as amended, current regulations thereunder, current published administrative rulings of the Internal Revenue Service, and judicial decisions published to date, all of which are subject to change or differing interpretation. Future legislative, judicial, or administrative actions, decisions, or interpretations, which may be retroactive in effect, could materially affect our opinion.

The legal conclusions contained under the caption “Material United States Federal Income Tax Consequences” in the Registration Statement, as they relate to the United States federal income tax matters associated with the Mergers, constitute and specifically represent our opinion regarding all of the material federal income tax consequences of the Mergers to PolyOne, Spartech, and the stockholders of Spartech as of the date hereof, subject to the assumptions, exceptions, limitations, and conditions set forth therein and herein.

We express no opinion on any issue relating to the United States federal income tax consequences of the Mergers other than those set forth in the Registration Statement and herein. Our opinion does not address any state, local, foreign or other tax consequences that may result from the transactions described in the Registration Statement. An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court will not take a contrary position or that such contrary position will not be upheld.

We undertake no responsibility to advise you of any subsequent change in the matters stated or assumed herein or any subsequent change in any applicable law or authority or interpretation thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm name under the headings “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion is being furnished to you solely for the benefit of you and your stockholders in connection with the Mergers and may not be relied upon by any other person in any manner or for any purpose.

Very truly yours,

/s/  K&L Gates LLP

K&L Gates LLP